Exhibit 99.2


                  NEWPOWER RECEIVES BANKRUPTCY COURT APPROVAL

                  FOR SALE OF CUSTOMERS TO SUCCESSFUL BIDDERS



PURCHASE, NY, July 15 , 2002 - NewPower Holdings, Inc. (Pink Sheets: NWPW), parent of The New Power Company, today announced that pursuant to previously approved sale and bidding procedures, the United States Bankruptcy Court for the Northern District of Georgia approved the sale of NewPower's customer portfolios to the successful bidders.


The sale of NewPower's natural gas customers in Georgia to Southern Company will proceed as previously announced. Substantially all of NewPower's natural gas customers in Ohio and Pennsylvania will be sold to Energy America LLC, a subsidiary of Centrica plc, whose bid exceeded that of the previously announced asset purchase agreement with Vectren Source. In addition, Dominion Retail, Inc. and Interstate Gas Supply, Inc. were also successful bidders for some of NewPower's remaining natural gas and electric customers in Ohio, Pennsylvania and Michigan.

The Bankruptcy Court further approved the turn back of customers not subject to these transactions to local utilities or the Provider of Last Resort as appropriate.

About NewPower Holdings, Inc.

NewPower Holdings, Inc. through The New Power Company, is the first national provider of electricity and natural gas to residential and small commercial customers in the United States. The Company offers consumers in restructured retail energy markets competitive energy prices, pricing choices, improved customer service and other innovative products, services and incentives.

Cautionary Statement


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This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. These statements involve risks and uncertainties and may differ materially from actual future events or results. Although we believe that our expectations are based on reasonable assumptions, we can give no assurance that our goals will be achieved. The Company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Important factors that could cause actual results to differ from estimates or projections contained in the forward-looking statements include our limited operating history; delays or changes in the rules for the restructuring of the electric and natural gas markets; our ability to attract and retain customers; our ability to manage our energy requirements and sell energy at a sufficient margin given the volatility in prices for electricity and natural gas; the effect of commodity volatility on collateral requirements and liquidity; our dependence on third parties to provide critical functions to us and to our customers; and conditions of the capital markets affecting the availability of capital. Readers are referred to the Company's Annual Report on Form 10-K for the year ending December 31, 2001, our Registration Statement on Form S-1 (No. 333.41412), and the Company's filings on Form 8-K dated October 19, 2001 and June 14, 2002, all on file with the Securities and Exchange Commission, for a discussion of factors that could cause actual results to differ materially from these forward-looking statements.


For more information please contact:
Kathryn Corbally
Vice President, Investor Relations
The New Power Company
kathryn.corbally@newpower.com
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(914) 697-2444



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